Exhibit 99.1

SouthWest Water Company Declares Cash Dividends

LOS ANGELES--(BUSINESS WIRE)--April 9, 2009--SouthWest Water Company (Nasdaq:SWWC) today announced that its board of directors declared quarterly cash dividends of $0.025 per share of common stock and $0.65625 per share of Series A preferred stock. The dividends are payable on May 5, 2009 to stockholders of record as of April 20, 2009.

SouthWest Water Company provides a broad range of operations, maintenance and management services, including water production, treatment and distribution; wastewater collection and treatment; customer service; and utility infrastructure construction management. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than two million people in 10 states depend on SouthWest Water for high-quality, reliable service. Additional information may be found on the company’s Web site: www.swwc.com.

CONTACT:
SouthWest Water Company
DeLise Keim, VP Corporate Communications
213-929-1846
www.swwc.com